UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 20, 2008

RAIT Financial Trust
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	1-14760	23-2919819
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2929 Arch St., 17th Floor, Philadelphia, Pennsylvania		19104
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(215) 243-9000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 20, 2008, the Board of Trustees, or the Board, of RAIT Financial Trust, or RAIT, upon recommendation of the Board's Nominating and Governance Committee, approved the amendment and restatement of RAIT’s Bylaws, or the Bylaws, effective immediately. These amendments revise Section 404 and Section 407 of the Bylaws relating to the standard for electing trustees and to trustee resignations. Prior to the effectiveness of these amendments, in order to be elected as a trustee of RAIT at its annual meeting of shareholders, a nominee had to receive a plurality of all the votes cast at an annual meeting at which a quorum was present, which meant that the nominees with the most votes would be elected.

Section 404 of the Bylaws was amended to provide that in any uncontested election, each trustee shall be elected by a majority of votes cast. A "majority of votes cast" means that the number of shares voted "for" a trustee’s election exceeds 50% of the total number of votes cast with respect to that trustee’s election. Votes "cast" includes votes "for", votes to withhold authority and votes "against" and "no" votes, but excludes abstentions. In the case of any contested election, trustees shall be elected by a plurality of votes cast. An election will be deemed to be uncontested if no shareholder provides notice of an intention to nominate one or more candidates to compete with the Board’s nominees in a trustee election or if any such shareholders have withdrawn all such nominations at least five days prior to the mailing of notice of the meeting to shareholders.

As amended, Section 404 of the Bylaws provides that if in an uncontested election a nominee for election as a trustee receives a greater number of "withhold", "against" or "no" votes for his or her election than votes "for" such election, then such trustee shall tender an offer of his or her resignation to the Board for consideration promptly following certification of such vote. The Board’s Nominating and Governance Committee (or, in certain circumstances, a committee comprised of independent trustees (as defined in RAIT’s Declaration of Trust)) shall promptly consider any resignation offer tendered and make a recommendation to the Board as to the response to the resignation offer. The Board shall take action on this recommendation within ninety days following certification of the shareholder vote. Any trustee whose resignation is under consideration shall abstain from participating in any Board or committee deliberations regarding the acceptance of his or her offer of resignation or the offer of resignation of any other trustee tendered pursuant to this Bylaw provision.

As amended, Section 404 of the Bylaws provides that if an incumbent trustee’s offer of resignation is accepted by the Board, then such trustee shall cease to be a member of the Board upon the effective date of acceptance by the Board of the offer of resignation. If an incumbent trustee’s offer of resignation is not accepted by the Board, then such trustee shall continue to serve until the earlier of (1) the next annual meeting and until his or her successor is elected and qualifies and (2) his or her subsequent resignation or removal. If any nominee for trustee who is not an incumbent fails in an uncontested election to receive a majority of votes cast at a meeting of shareholders duly called and at which a quorum is present, such nominee shall not be elected and shall not take office. If an incumbent trustee’s offer of resignation is accepted by the Board pursuant to this Bylaw, or if a non-incumbent nominee for trustee is not elected, the Board may fill any resulting vacancy pursuant to Bylaws or may decrease the size of the Board pursuant to RAIT’s Declaration of Trust.

Section 407 of the Bylaws was amended to clarify how a trustee could resign, including that a trustee’s resignation may provide that it becomes effective upon the occurrence of a certain future event.

This summary is subject to and qualified in its entirety by reference to the text of the Amended and Restated Bylaws, which are included as Exhibit 3(ii) to this filing and are incorporated in this Item 5.03 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is filed with this report:

Exhibit 3(ii) – Bylaws of RAIT Financial Trust, as amended and restated as of November 20, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAIT Financial Trust

November 21, 2008	By:	/s/ Jack E. Salmon

Name: Jack E. Salmon
Title: Chief Financial Officer and Treasurer

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Exhibit Index

Exhibit No.	Description

3.(ii)	Bylaws of RAIT Financial Trust, as amended and restated as of November 20, 2008.